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FORM 4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
                                                                                                to Issuer (Check all applicable)
FERRON            MARTIN              R         Cal Dive International, Inc. "CDIS"
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
            30 CHAMPIONS BEND                     Person, (Voluntary)       November 2000       ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                         --------------------    5. If Amendment,
                                                                             Date of Original             PRESIDENT & COO
HOUSTON            TEXAS            77069                                    (Month/Year)         --------------------------------
---------------------------------------------
  (City)           (State)           (Zip)                                   -------------





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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Cal Dive International, Inc.
Common Stock                    11/8/00       P            20,000   A        6.50         20,000               I           See #1
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                                                                                             608               D           See #2
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#1 owned by Uncle John Family Limited Partnership of which the general partner is an entity he controls
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#2 The filing of this statement shall not be deemed an admission that the undersigned is, for purposes of section 16  of the
   Securities Exchange Act of 1934, as amended, or otherwise, the owner of any equity securities covered by this statement.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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                           (Print or Type Responses)
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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               --------------------------------------
                                                                               Date    Expira-              Amount or
                                                    -------------------------- Exer-   tion       Title     Number of
                                                    Code  V     (A)     (D)    cisable Date                 Shares
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   Option                     6.50       11/06/99    G    --    --     20,000 9/10/00  7/31/03  Common Stock  20,000        --
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   Option                     6.50       11/06/00    G    --  20,000     --   9/10/00  7/31/03  Common Stock  20,000        --
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   Option                     6.50       11/08/00    X    --    --     20,000 9/10/00  7/31/03  Common Stock  20,000        --
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Gift of Option covering 20,000 shares of Cal Dive International common stock by Mr. Ferron to the Uncle John Family Limited
Partnership of which the general partner is an entity he controls
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)
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  70,000                      I                     Sec #1, Table 1
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  70,000                      I                     Sec #1, Table 1
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  70,000                      D                     Sec #2, Table 1
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Explanation of Responses:


                                                                                           /s/ Nardin Fenon                12/7/00
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. -------------------------------  ---------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               **Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.